Exhibit 99.1

WorldHeart Reports Third Quarter 2006 Financial Results

Oakland, CA. – November 14, 2006: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a developer of mechanical circulatory support systems, today reported its third quarter 2006 financial results.  In a separate press release today the Company also announced a $14.1 million private placement financing and a restructuring of it’s operations.

Revenues for the third quarter ended September 30, 2006 were $1.4 million, a decrease of 35%, compared with revenues of $2.2 million reported in the third quarter ended September 30, 2005.  For the first nine months of 2006, revenues were $7.7 million, a decrease of 4%, compared with revenues of $8.0 million for the first nine months of 2005. The Company believes that the decrease in sales of its implant kits during the three months ended September 30, 2006 is indicative of the shift in market demand away from the first generation VAD products, including its Novacor LVAS, to next generation VAD products.

The net loss for the 2006 third quarter was $7.6 million, or $0.14 per share, when 55.5 million weighted average common shares were outstanding, compared with a net loss of $28.1 million, or $0.64 per share, in the prior year’s third quarter, when 43.8 million weighted average common shares were outstanding.  The net loss for the nine month period ended September 30, 2006 was $15.0 million, or $0.27 per share, when 55.5 million weighted average common shares were outstanding, compared with a net loss of  $36.7 million, or $1.42 per share for the nine-month period ended September 30, 2005, when 25.9 million weighted average common shares were outstanding.  Results for the third quarter of 2006 included a $3.6 million charge to cost of sales associated with the write-down of certain of its Novacor LVAS inventory. WorldHeart’s cash and cash equivalents were $1.5 million at September 30, 2006, a decrease of $3.0 million from June 30, 2006 and a decrease of $9.1 million from December 31, 2005.

Additional Financial Information

For the three months ended September 30, 2006, the Corporation had a negative gross margin of $3.1 million, compared with a gross margin of $0.4 million for the three months ended September 30, 2005.  For the nine months ended September 30, 2006, the gross margin was a negative $0.2 million, compared with a gross margin of $2.0 million for the nine months ended September 30, 2005. The significantly higher cost of goods sold in this year’s third quarter and the nine months ended September 30, 2006 was due principally to the $3.6 million write-down of Novacor LVAS inventories.  WorldHeart determined that certain of its inventory would not be utilized in future periods due to reduced sales levels of  Novacor LVAS product. There was no inventory write off in 2005. We will continue to monitor Novacor LVAS sales in the future and may initiate further reductions to align inventories with market demand.

Selling, general and administrative expenses for the three months ended September 30, 2006 were $2.0 million, a decrease of $0.6 million, or 23%, from the same period in 2005.  For the nine months ended September 30, 2006, selling, general and administrative expenses were $6.7 million, a decrease of $2.3 million, or 26%, from the nine months ended September 30, 2005.  These decreases were due to reduced selling and administrative costs, including savings realized from the consolidation of North American Novacor operations completed in June 2005.

Research and development expenses for the three months ended September 30, 2006 were $2.4 million, an increase of $0.5 million, compared with the three months ended September 30, 2005.  Research and development expenses for the nine months ended September 30, 2006 were $8.1 million, an increase of $3.7 million, compared with the same period last year. These increases were primarily due to the MedQuest acquisition in July 2005 and the related development costs of the Levacor rotary ventricular assist device.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems with leading next generation technologies and a full portfolio of product candidates.  The company is headquartered in Oakland,

California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to the cost reduction efforts and its impact on the Company’s ability to maintain operations, the Company’s ability to secure additional funding, including the completion of the $14 million private placement or enter into other strategic relationship, as well as, other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation:  continued slow market acceptance of and demand for the Company’s Novacor LVAS product; completion of the private placement and need for additional financing in the future; costs and delays associated with clinical trials; limitations on third-party reimbursement; inability to protect proprietary technology; continued slower Destination Therapy adoption rate for VAD; loss of commercial market share to competitors due to WorldHeart’s financial condition; delays in completion of cost reductions programs associated with the restructuring plan;  and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended.

WORLD HEART CORPORATION

Consolidated Consolidated Balance Sheets

(United States Dollars - in thousands)

	Sepetember 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,541	$10,662
Trade and other receivables	1,721	3,896
Prepaid expenses	1,145	778
Inventory	4,203	8,216
	8,610	23,552
Long-term assets
Capital assets	1,435	1,837
Other assets	1,290	1,433

Total assets	$11,335	$26,822

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$4,265	$3,755
Deferred revenue	123	1,205
Other liabilities	1,048	1,149
Total current liabilities	$5,436	$6,109

Total shareholders’ equity	$5,899	$20,713

Total liabilities and shareholders’ equity	$11,335	$26,822

WORLD HEART CORPORATION

Consolidated Statements of Operations (unaudited)

United States Dollars and shares in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue	$1,387	$2,150	$7,660	$8,016
Cost of goods sold	(4,524)	(1,726)	(7,846)	(5,980)

Gross margin	(3,137)	424	(186)	2,036

Operating expenses
Selling, general and administrative	1,964	2,540	6,695	9,003
Research and development	2,430	1,914	8,092	4,376
Restructuring costs	—	(8)	—	333
Acquired in-process research and development	—	18,147	—	18,147
Amortization of intangibles	48	31	144	287

Total operating expenses	4,442	22,624	14,931	32,146

Operating loss	(7,579)	(22,201)	(15,118)	(30,110)

Other income (expenses)	(40)	(50)	169	(726)

Net loss for the quarter	$(7,619)	$(22,251)	$(14,948)	$(30,836)

Effect of warrant exchange	—	(5,860)	—	(5,860)

Net loss applicable to common shareholders	$(7,619)	$(28,111)	$(14,948)	$(36,696)

Weighted average number of common shares outstanding	55,480	43,797	55,480	25,918

Basic and diluted loss per common share	$(0.14)	$(0.64)	$(0.27)	$(1.42)